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                    September 6, 2022

       Joshua Ballard
       Chief Financial Officer
       Energy Recovery, Inc.
       1717 Doolittle Drive
       San Leandro, CA 94577

                                                        Re: Energy Recovery,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 8-K filed
August 3, 2022
                                                            File No. 001-34112

       Dear Mr. Ballard:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction